EXHIBIT 99.1

1120 Avenue of the Americas  •  New York, NY  10036  •  (212) 869-3000  •  FAX (212) 869-3989

FOR IMMEDIATE RELEASE

CONTACT:	Stacy Lipschitz
Vice President - Corporate Communications
New Plan Excel Realty Trust, Inc.
212-869-3000 EXT. 3359

NEW PLAN EXCEL REALTY TRUST REPORTS SECOND QUARTER 2003 RESULTS

NEW YORK, August 7, 2003 — New Plan Excel Realty Trust, Inc. (NYSE: NXL) today announced financial results for the three and six months ended June 30, 2003.

Total rental revenues for the second quarter of 2003 increased to $121.6 million from $100.8 million in the second quarter of last year.  Net income available to common stockholders was $26.5 million, or $0.27 per diluted share, in the second quarter of 2003 compared with $25.2 million, or $0.26 per diluted share, in the second quarter of 2002.  Funds from operations (FFO) for the second quarter of 2003 increased to $50.2 million, or $0.50 on a diluted per share basis, from $47.3 million, or $0.48 on a diluted per share basis, in the second quarter of 2002. A reconciliation of net income to FFO is presented in the attached table.

Total rental revenues for the six months ended June 30, 2003 were $242.9 million as compared with $184.9 million in the first half of 2002.  Net income available to common stockholders was $57.3 million, or $0.57 per diluted share, in the first six months of 2003 compared with $41.8 million, or $0.44 per diluted share, in the first six months of 2002.  FFO for the first six months of 2003 increased to $102.8 million, or $1.03 on a diluted per share basis, from $90.7 million, or $0.94 on a diluted per share basis, in the comparable period last year.

Property Portfolio

At the end of the second quarter, the gross leasable area (GLA) for the Company’s community and neighborhood shopping centers, excluding properties under redevelopment, was approximately 91 percent leased.  The GLA for the Company’s overall portfolio, excluding properties under redevelopment, was approximately 91 percent leased at June 30, 2003 and when including properties under redevelopment, the GLA for the overall portfolio was approximately 89 percent leased. The average annual base rent (ABR) at June 30, 2003 for the Company’s overall portfolio was $7.87 per leased square foot.  During the quarter, 167 new leases, aggregating approximately 974,000 square feet, were signed at an average ABR of $7.66 per square foot.  Also during the quarter, 236 renewal leases, aggregating approximately 889,000 square feet, were signed at an average ABR of $9.04 per square foot, an increase of approximately 4.5 percent over the expiring leases.  In total, 285 new leases, aggregating approximately 1.4 million square feet, were signed during the first six months of 2003 at an average ABR of $8.33 per square foot and 436 renewal leases, aggregating approximately 1.8 million square feet, were signed at an average ABR of $9.19 per square foot, an increase of approximately 6.4 percent over the expiring leases.

The Company reported flat same property net operating income for the second quarter of 2003 as compared with the second quarter of 2002, due to a 1.6 percent increase in revenues, offset by an increase in operating expenses, primarily insurance, real estate taxes and utilities.

Acquisitions and Dispositions

On June 25, 2003, the Company acquired Panama City Square, a 289,119 square foot shopping center located in Panama City, Florida and anchored by Goody’s, Michaels, Sports Authority, T.J. Maxx and Wal-Mart, for approximately $18.3 million, including $12.7 million of assumed mortgage indebtedness. In total, ten shopping centers, totaling approximately 1.1 million square feet, were acquired during the first six months of 2003 for an aggregate of approximately $74.8 million (includes one shopping center, Paradise Pavilion, for which the purchase amount was included in the Equity Investment Group portfolio acquisition on December 12, 2002).

During the second quarter, the Company sold six properties and one land parcel for an aggregate of approximately $15.2 million. Properties sold during the quarter include a 31,170 square foot single tenant Kroger located in Waterloo, Illinois; a 44,374 square foot single tenant 24 Hour Fitness located in Scottsdale, Arizona; a 30,000 square foot single tenant Lucky stores located in Peoria, Illinois; a 44,088 square foot single tenant Kroger located in Ottawa, Illinois; a 72,900 square foot single tenant building located in Albany, Georgia; a 29,000 square foot single tenant building located in Decatur, Illinois; and six acres of land in Roxbury, New Jersey.  In total, 15 properties and two land parcels were sold during the first six months of 2003 for an aggregate of approximately $30.4 million.

Joint Venture Projects

On April 15, 2003, CA New Plan Venture Fund, the Company’s joint venture with a major U.S. pension fund, sold Flamingo Falls shopping center for approximately $23.9 million.

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Balance Sheet Position

The Company completed the quarter with total book assets of approximately $3.5 billion and a total debt / undepreciated book value ratio of 45.5 percent.  The Company’s debt had an overall average current interest rate for the three months ended June 30, 2003 of 6.3 percent, a weighted average maturity of 5.7 years and approximately 83 percent is fixed rate.

On April 21, 2003, the Company completed a public offering of 8,000,000 depositary shares, including the partial exercise of the underwriters’ over-allotment option, with each depositary share representing a 1/10 fractional interest of a share of 7.625 percent Series E Cumulative Redeemable Preferred Stock.  The net proceeds to the Company from the offering were approximately $193 million, which were used to redeem all of the Company’s outstanding series B depositary shares, each of which represented a 1/10 fractional interest of a share of the Company’s 8 5/8 percent Series B Cumulative Redeemable Preferred Stock, as well as to repay a portion of the amounts outstanding under the Company’s senior unsecured revolving credit facility.  On May 5, 2003, the Company redeemed all of its 6,300,000 series B depositary shares at an aggregate cost of $158 million.  On May 19, 2003, the Company completed a public offering of $100 million of 3.75 percent Convertible Senior Notes due 2023.  On June 10, 2003, the underwriters exercised their over-allotment option and purchased an additional $15 million of the 3.75 percent Convertible Senior Notes. The notes are convertible into New Plan common stock upon the occurrence of certain events, at an initial conversion price of $25.00 per share.  The notes may not be redeemed by the Company prior to June 9, 2008, but are redeemable for cash, in whole or in part, any time thereafter.  The net proceeds to the Company from the offering were approximately $112 million, which were used to repay a portion of the amounts outstanding under the Company’s senior unsecured revolving credit facility.

On June 18, 2003, the Company made a $12.2 million mortgage loan to First Westport Properties in connection with First Westport Properties’ acquisition of New Britain Village Square.  As consideration for making the mortgage loan, the Company obtained an option to purchase the shopping center during the first quarter of 2004.  In the event that the option is exercised, the purchase price for the property will be approximately $11 million, plus the assumption of the mortgage loan, and is payable in units in a partnership controlled by the Company.  New Britain Village Square is a 144,000 square foot grocery-anchored shopping center located in Bucks County, Pennsylvania and anchored by Genuardi’s Family Markets, Hollywood Video and McDonald’s.

On July 21, 2003, the Company established a standby equity distribution program with BNY Capital Markets, Inc. pursuant to which the Company may issue and sell from time to time up to $50 million of common stock in “at the market” transactions.

Dividend

For the third quarter of 2003, the Company’s Board of Directors declared a cash dividend of $0.4125 per common share.  On an annualized basis, this is the equivalent of $1.65 per share.  The dividend is payable on October 15, 2003 to common stockholders of record on October 1, 2003.  New Plan Excel Realty Trust shares go ex-dividend on September 29, 2003.  The Board of Directors also declared a dividend of $0.975 per depositary share on its 7.8 percent Series D Cumulative Voting Step-Up Premium Rate Preferred Stock to stockholders of record on October 1, 2003, payable on October 15, 2003.  In addition, the Board of Directors declared a dividend of $0.477 per depositary share on its 7.625 percent Series E Cumulative Redeemable Preferred Stock to stockholders of record on October 1, 2003, payable on October 15, 2003.

Corporate Governance

The Company also announced today that its Board of Directors has determined that it will not extend or renew the Company’s existing shareholder rights plan, or “poison pill,” when it expires in October 2003.  Effective July 1, 2003, H. Carl McCall was appointed Lead Director.  Mr. McCall, the former Comptroller of the State of New York, was elected to the Company’s Board of Directors at its Annual Meeting of Stockholders on May 14, 2003.

Management Comment

“We are especially pleased this quarter with our leasing volume.  It signals not only tenant demand for our properties, but our ability to integrate successfully our large volume of acquisition activity over the last 18 months,” commented Glenn J. Rufrano, Chief Executive Officer.

Conference Call

The Company will be hosting a teleconference on Thursday, August 7, 2003 at 2:00 PM ET.  The teleconference can be accessed by dialing 1-800-289-0529 (International: 1-913-981-5523) or via the web at www.newplan.com under Investor Information; Audio Archives.  A replay of the teleconference will be available through midnight ET August 13, 2003 by dialing 1-888-203-1112 (International: 1-719-457-0820) or via the web at www.newplan.com under Investor Information; Audio Archives.  Please refer to confirmation code #125934.

The Company’s Supplemental Disclosure package will be furnished today on Form 8-K and will also be available on New Plan’s website at www.newplan.com under Investor Information; Financial Reports.  These materials are also available in e-mail or hard copy formats by contacting New Plan Corporate Communications at corporatecommunications@newplan.com or 1-800-468-7526.

New Plan Excel Realty Trust, Inc. is one of the nation’s largest real estate companies, focusing on the ownership and management of community and neighborhood shopping centers.  The Company operates as a self-administered and self-managed REIT, with a national portfolio of 387 properties and total assets of approximately $3.5 billion.  Its properties are strategically located across 35 states and include 355 community and neighborhood shopping centers, primarily grocery or name-brand discount chain anchored, with approximately 49.9 million square feet of gross leasable area, and 32 related retail real estate assets, with approximately 2.7 million square feet of gross leasable area.  For additional information, please visit www.newplan.com.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: changes in the global political environment; national and local economic conditions; the competitive environment in which the Company operates; financing risks; property management risks; acquisition, disposition, development and joint venture risks, including risks that developments and redevelopments are not completed on time or on budget and strategies, actions and performance of affiliates that the Company may not control; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, which discuss these and other factors that could adversely affect the Company’s results.

-financial tables follow-

NEW PLAN EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Rental Revenues:
Rental income	$95,906	$78,875	$191,133	$145,550
Percentage rents	1,956	1,482	3,717	3,856
Expense reimbursements	23,723	20,431	48,094	35,533
TOTAL RENTAL REVENUES	121,585	100,788	242,944	184,939

Rental Operating Expenses:
Operating costs	23,298	16,999	46,416	30,313
Real estate and other taxes	14,779	11,857	30,464	21,261
Provision for doubtful accounts	1,946	2,007	3,758	4,689
TOTAL RENTAL OPERATING EXPENSES	40,023	30,863	80,638	56,263

NET OPERATING INCOME	81,562	69,925	162,306	128,676

Other Income:
Interest, dividend and other income	1,932	2,736	5,294	5,898
Equity in income of unconsolidated ventures	1,188	838	1,661	2,556
Foreign currency gain	—	403	—	384
TOTAL OTHER INCOME	3,120	3,977	6,955	8,838

Other Expenses:
Interest expense	24,908	24,046	50,970	43,754
Depreciation and amortization	18,828	17,137	37,730	31,964
General and administrative	4,204	5,432	8,434	9,125
TOTAL OTHER EXPENSES	47,940	46,615	97,134	84,843

Income before real estate sales, impairment of real estate and minority interest	36,742	27,287	72,127	52,671
Gain on sale of real estate	—	52	—	371
Minority interest in income of consolidated partnership	(375)	(104)	(776)	(344)
INCOME FROM CONTINUING OPERATIONS	36,367	27,235	71,351	52,698

Discontinued Operations:
Results of discontinued operations	654	5,946	830	12,033
Gain on sale of discontinued operations	83	1,755	3,566	1,622
Impairment of real estate held for sale	(4,575)	(4,175)	(8,029)	(13,604)
INCOME FROM DISCONTINUED OPERATIONS	(3,838)	3,526	(3,633)	51

NET INCOME	$32,529	$30,761	$67,718	$52,749

Preferred dividends	(5,753)	(5,646)	(10,612)	(11,305)
Premium on redemption of preferred stock	(630)	—	(630)	—
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS – BASIC	26,146	25,115	56,476	41,444
Minority interest in income of consolidated partnership	375	104	776	344
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS – DILUTED	$26,521	$25,219	$57,252	$41,788

Net income per common share – basic	$0.27	$0.27	$0.58	$0.44
Net income per common share – diluted	0.27	0.26	0.57	0.44

Funds from operations: (1)
Net income	$32,529	$30,761	$67,718	$52,749
Add:
Depreciation and amortization:
Continuing operations real estate assets (2)	19,037	17,478	38,193	32,613
Discontinued operations real estate assets	113	1,423	329	2,979
Impairment of real estate:
Impairment of real estate held for sale	4,575	4,175	8,029	13,604
Deduct:
Preferred dividends (3) (4)	(5,753)	(5,646)	(10,612)	(11,305)
Gain on sale of real estate (5)	—	(10)	—	(202)
Gain on sale of discontinued operations (5)	(682)	(1,755)	(1,682)	(1,622)
FUNDS FROM OPERATIONS – BASIC	49,819	46,426	101,975	88,816
Add:
Preferred A dividends (3)	—	787	—	1,587
Minority interest in income of consolidated partnership	375	104	776	344
FUNDS FROM OPERATIONS – DILUTED	$50,194	$47,317	$102,751	$90,747

Funds from operations per share – basic	$0.51	$0.49	$1.05	$0.95
Funds from operations per share – diluted	0.50	0.48	1.03	0.94

Weighted average common shares outstanding – basic	97,112	94,701	97,025	93,453
ERP partnership units	2,178	894	2,178	1,023
Options	663	621	547	580
Weighted average common shares outstanding – diluted (Net income calculation)	99,953	96,216	99,750	95,056
Dilutive effect of convertible Preferred A (3)	—	1,856	—	1,856
Weighted average common shares outstanding – diluted (FFO calculation)	99,953	98,072	99,750	96,912

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(1) Funds from Operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The Company calculates FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”).  The White Paper defines FFO as net income (loss) (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as various non-recurring items, gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult to compare. FFO should not, however, be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, and is not indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.  In addition, the Company’s computation of FFO may differ in certain respects from the methodology utilized by other REITs to calculate FFO.

(2) Includes pro rata share of joint venture projects.

(3) On July 15, 2002, the Company redeemed all Preferred A shares outstanding, resulting in the issuance of approximately 1.9 million shares of common stock at an equivalent price of $20.10 per share.

(4) On May 5, 2003, the Company redeemed all Preferred B shares outstanding at a price of $25.00 per depositary share.

(5) Excludes gain / loss on sale of land and includes gain on sale of joint venture property.

The above does not purport to disclose all items required under GAAP.

The Company’s Form 10-Q for the quarter ended June 30, 2003 should be read in conjunction with the above information.

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